NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Jim Ryan
                (973) 541-3766

CURTISS-WRIGHT ANNOUNCES SUCCESSFUL COMPLETION
OF $300 MILLION DEBT OFFERING

PARSIPPANY, NJ – Dec. 8, 2011 – Curtiss-Wright Corporation (NYSE: CW) announced today the successful completion of a private placement debt offering of $300 million of senior notes (the “Notes”), consisting of $100 million 3.84% senior notes due 2021 and $200 million 4.24% senior notes due 2026. This offering is exempt from the registration requirements of the Securities Act of 1933.

“We are very pleased with the tremendous response we received for this Note offering and our opportunity to take advantage of historically low interest rates,” said Martin R. Benante, Chairman and CEO of Curtiss-Wright. “Due to exceptionally strong demand, the offering was increased to $300 million from $150 million originally sought. This offering significantly increases our overall debt capacity, allowing us to continue to pursue our corporate growth strategies. Although the Notes will result in higher interest cost in the short term, we believe that this issuance will benefit our stockholders over the long term and more closely align our capital structure with our overall corporate strategy.”

Curtiss-Wright intends to use the net proceeds of the offering to reduce outstanding indebtedness under the Company’s revolving credit facilities and for general corporate purposes, which may include funding for working capital, capital expenditures, repurchases of stock and acquisitions.

The Notes were offered and sold to institutional accredited investors in a private placement that qualified for exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will not be registered for resale under the Securities Act and may not be offered or sold absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation

Curtiss-Wright Corporation
10 Waterview Boulevard, Parsippany, NJ 07054
(973) 541-3700 • FAX (973) 541-3699
www.curtisswright.com

Curtiss-Wright Corporation ● Page 2

or sale would be unlawful prior to the registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135c under the Securities Act.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,700 people worldwide. For more information, visit www.curtisswright.com

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This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including statements, among other things, statements regarding future events and the future financial performance of Curtiss-Wright Corporation involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied and could cause volatility in the pricing of Curtiss-Wright’s common stock. Such forward looking statements are not considered historical facts or an indication of future performance of the Corporation’s common stock. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in US and Foreign government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, marine, electronics and industrial companies. Please refer to the Company’s current SEC filings under the Securities Exchange Act of 1934, as amended, for further information.